EXHIBIT 5.5

Gary L. Betow | Attorney at Law p (918) 586-5714 | f (918) 586-8688 | gbetow@cwlaw.com	Conner & Winters, LLP 4000 One Williams Center | Tulsa, OK 74172-0148 p (918) 586-5711 | f (918) 586-8982 | cwlaw.com

March 8, 2013

U.S. Concrete, Inc.
331 N. Main Street
Euless, Texas 76039

Ladies and Gentlemen:

We have acted as Oklahoma counsel to U.S. Concrete, Inc., a Delaware corporation (the "Company"), and its subsidiary, Atlas-Tuck Concrete, Inc., an Oklahoma corporation (the "Oklahoma Guarantor"), in connection with the filing by the Company and the additional registrants named therein with the Securities and Exchange Commission of a Registration Statement on Form S-4, as amended (File No. 333‑186493) (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to (i) up to $69,300,000 aggregate principal amount of 9.5% Senior Secured Notes Due 2015 (the "New Notes") of the Company to be issued pursuant to an Indenture (the "New Indenture") to be entered into by the Company, the subsidiary guarantors named therein (the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee") pursuant to the exchange offer (the "Exchange Offer") described in the Registration Statement and (ii) the guarantee by the Guarantors of the New Notes pursuant to the New Indenture (the "New Guarantees"). The Company has previously issued $55,000,000 aggregate principal amount of 9.5% Convertible Secured Notes due 2015 (the "Old Convertible Notes") under the Indenture dated August 31, 2010, by and among the Company, the Guarantors, and the Trustee, as trustee, as amended by the First Supplemental Indenture dated as of October 30, 2012, by and among Bode Gravel Co. and Bode Concrete LLC, as new guarantors, the Company and the Trustee, as trustee (as so amended, the "Old Convertible Indenture"). If any of the Old Convertible Notes are not exchanged for New Notes in the Exchange Offer, the remaining Old Convertible Notes and the Old Convertible Indenture will be amended by a Second Supplemental Indenture (the "Supplemental Indenture") to be entered into by and among the Company, the Guarantors and the Trustee, as trustee (as so amended, the "Amended Convertible Notes" and the "Amended Convertible Indenture"). The Registration Statement also relates to (i) the Amended Convertible Notes, if any, and (ii) the guarantees by the Guarantors of the Amended Convertible Notes pursuant to the Amended Convertible Indenture (the "Amended Convertible Guarantees").

In connection with the opinion set forth below, we have examined (i) the Registration Statement, (ii) the Old Convertible Indenture, the New Indenture, and the Supplemental Indenture, (iii) the articles of incorporation, bylaws, and other constituent documents of the Oklahoma Guarantor, each as amended and in effect on the date hereof, and (iv) certain

March 8, 2013

resolutions adopted by the Board of Directors of the Oklahoma Guarantor. We have also made such investigations of law and examined originals or copies of such other documents and records as we have deemed necessary and relevant as a basis for the opinion hereinafter expressed. With your approval, we have relied as to certain matters on information obtained from public officials, officers of the Oklahoma Guarantor and other sources believed by us to be reliable. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us as originals and the conformity to original documents and records of all documents and records submitted to us as electronic copies, telecopies, photocopies or conformed copies, and (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us.

Based on the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.    The Oklahoma Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of Oklahoma and has the necessary corporate power (i) to execute, deliver and perform its obligations under the Old Convertible Indenture and its related guarantee, the New Indenture, the Supplemental Indenture and its New Guarantee, and (ii) to perform its obligations under the Amended Convertible Indenture and its Amended Convertible Guarantee.

2.    The execution, delivery and performance by the Oklahoma Guarantor of its obligations under the Old Convertible Indenture and its related guarantee, the New Indenture, the Supplemental Indenture and its New Guarantee and the performance of its obligations under the Amended Convertible Indenture and Amended Convertible Note Guarantee have been duly authorized by the Oklahoma Guarantor.

This opinion is based on and limited to the laws of the State of Oklahoma and the relevant federal law of the United States of America. We express no opinion with respect to the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Conner & Winters, LLP